EXHIBIT 99.1

SP Bancorp, Inc. Reports Improved First Quarter 2013 Results

PLANO, Texas, May 8, 2013 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced financial results for the Company's first quarter ended March 31, 2013.

"We are pleased to report a solid first quarter as well as a significant improvement over last year's performance. Our first quarter 2013 net income increased $106,000, or 38% over the first quarter of 2012. A decrease in our provision for loan losses, as well as growth in our commercial loan and mortgage warehouse portfolios, all contributed to the earnings improvement," said President and CEO Jeff Weaver. "In addition, we continue to experience healthy deposit growth and a decrease in our non-performing assets."

PERFORMANCE HIGHLIGHTS

  First quarter net income increased $106,000, or 38.0%: Net income increased to $385,000 for the three months ended March 31, 2013, compared to $279,000 for the three months ended March 31, 2012.
  Deposits increased $20.0 million, or 8.6%, over the December 2012 balances: Deposits increased to $252.4 million at March 31, 2013 from $232.3 million at December 31, 2012. Additional deposits from existing customers accounted for the majority of the increase.
  Non Performing Assets declined 15% - Non-Performing Assets to Total Assets ended the first quarter at 2.82%, down from 3.30% as of December 31, 2012.
  Stockholders' equity remained strong: The Company reported $33.5 million in stockholders' equity at March 31, 2013, an increase of $469,000, compared to $33.0 million at December 31, 2012. The increase in stockholders' equity was primarily a result of net income of $385,000 for the first quarter of 2013.

	Three Months Ended
	March 31,
	2013	2012
	(unaudited)
	(In thousands, except per share amounts)
SELECTED OPERATING DATA:

Interest income	$ 2,790	$ 2,892
Interest expense	317	372
Net interest income	2,473	2,520
Provision for loan losses	75	487
Net interest income after provision for loan losses	2,398	2,033
Noninterest income	1,042	1,102
Noninterest expense	2,874	2,773
Income before tax expense	566	362
Income tax expense	181	83
Net income	$ 385	$ 279

Earnings per share:
Basic	$ 0.25	$ 0.17
Diluted	$ 0.25	$ 0.17

	March 31,	December 31,
	2013	2012
	(Unaudited)
	(In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$ 295,355	$ 288,121
Total cash and cash equivalents	31,002	23,933
Securities available for sale, at fair value	15,024	15,713
Loans held for sale	8,906	7,290
Loans, net	221,058	222,288
Other real estate owned	1,790	1,477
Premises and equipment, net	4,214	4,249
FHLB of Dallas stock and other restricted stock, at cost	1,354	1,149
Bank-owned life insurance	7,502	7,439
Other assets (1)	4,505	4,583
Deposits	252,373	232,340
Borrowings	7,333	20,316
Stockholders' equity	33,509	33,040

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale	2.81%	3.47%
Nonperforming assets to total assets	2.82%	3.30%
Allowance for loan losses to nonperforming loans at end of period	38.03%	30.16%
Allowance for loan losses to total loans, including loans held for sale at end of period	1.07%	1.05%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2013 AND 2012

The increase in net income for the quarter ended March 31, 2013 reflected a decrease of $47,000 in net interest income, a $412,000 decrease in the provision for loan losses, a $60,000 decrease in noninterest income, an increase of $101,000 in noninterest expense and an increase of $98,000 in income taxes.

Net interest income decreased $47,000, or 1.9%, for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012. Our average net interest-earning assets increased to $42.1 million from $33.7 million. In contrast, our net interest rate spread decreased to 3.49% from 3.78%, and we experienced a 30 basis point decrease in our net interest margin to 3.57% from 3.87%. This decrease was attributable to an increase in non-accrual loans as well as lower yields on new mortgage loans, new commercial loans and on our investment portfolio.

We recorded a provision for loan losses of $75,000 for the quarter ended March 31, 2013, compared to a provision for loan losses of $487,000 for the quarter ended March 31, 2012. The decrease in the provision for loan losses was primarily attributable to a lower degree of loss exposures in the first quarter of 2013 as compared to the same period in 2012.

Noninterest income decreased $60,000, or 5.4%, to $1.0 million for the quarter ended March 31, 2013 from $1.1 million for the quarter ended March 31, 2012. The decrease was due primarily to gains on sales of securities recognized in the first quarter of 2012, which were not repeated in the first quarter of 2013. This decrease was partially offset by an increase in gains from the sale of mortgage loans.

Noninterest expense increased $101,000, or 3.6%, to $2.9 million for the quarter ended March 31, 2013 from $2.8 million for the quarter ended March 31, 2012. The increase was primarily due to an increase in compensation and benefits (including mortgage commissions and additional personnel associated with the commercial lending business), data processing expense and FDIC insurance assessments, partially offset by decreases in professional and outside services, equipment expense, operations from OREO and other noninterest expense.

COMPARISON OF FINANCIAL CONDITION DATA – MARCH 31, 2013 AND DECEMBER 31, 2012

Total assets increased $7.2 million to $295.4 million at March 31, 2013. The increase we realized in customer deposits was temporarily reinvested in cash and cash equivalents, loans held for sale and used to reduce borrowings.

Net loans decreased to $221.1 million at March 31, 2013, as loan collections were higher than loan originations. Loans held for sale increased as a result of higher loan production due to the low interest rate environment.

Deposits increased $20.0 million to $252.4 million at March 31, 2013.  Deposits, including interest-bearing demand deposits, non-interest bearing demand and certificates of deposit and savings deposits, increased primarily from deposit inflows from existing customers. Certificates of deposit increased due to management extending the term of its liabilities during the low interest rate environment, as well as a popular CD product that we offered to retain seasonal deposit inflows.

Federal Home Loan Bank advances decreased $13.0 million to $7.3 million at March 31, 2013.

Stockholders' equity increased $469,000 primarily as a result of net income of $385,000 for the first quarter of 2013.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995, and such forward-looking statements are subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or the Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311